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                                                                    EXHIBIT 99.2


BELDEN & BLAKE CORPORATION
NEWS RELEASE

5200 Stoneham Road, North Canton, Ohio 44740
Phone: 330-499-1660
Fax: 330-497-5463

Contact    Patricia A. Harcourt                         FOR IMMEDIATE RELEASE
           Vice President, Administration               June 16, 2004
           E-mail: pharcourt@beldenblake.com

           BELDEN & BLAKE COMMENCES TENDER OFFER FOR ITS 9 7/8% SENIOR
                          SUBORDINATED NOTES DUE 2007

North Canton, Ohio - Belden & Blake Corporation announced today that it has commenced a tender offer ("Tender Offer") and consent solicitation ("Consent Solicitation") to purchase for cash any and all of its outstanding $225,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2007 (the "Securities") (CUSIP Number 077447AC4).

Belden & Blake is offering to purchase outstanding Securities at 102.5% of the principal amount of the Securities tendered, which includes a consent payment of 2.50%, to the holders of Securities (the "Holders") who validly tender their Securities, and deliver consents to amendments of the indenture governing the Securities, prior to 5:00 p.m., New York City time, on Tuesday, June 29, 2004. Holders who validly tender Securities after that time and prior to 5:00 p.m., New York City time on July 15, 2004, the expiration of the Tender Offer, will receive 100% of the principal amount of the Securities tendered and will not receive the 2.50% consent payment. Holders who validly tender Securities at any time during the tender offer period also will be paid accrued and unpaid interest up to, but not including, the applicable date of payment for the Securities.

The Tender Offer and Consent Solicitation is being conducted in conjunction with the financing of a merger (the "Merger") of a subsidiary of Capital C Energy Operations, L.P., a privately held partnership, with and into Belden & Blake, pursuant to an Agreement and Plan of Merger, dated June 15, 2004.

The Securities are redeemable at the option of Belden & Blake, at a redemption price equal to 101.646% of their principal amount plus accrued and unpaid interest to the redemption date.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, July 15, 2004, unless extended or earlier terminated. Holders tendering their Securities will be required to consent to certain proposed amendments to the indenture governing the Securities, which will eliminate substantially all of the indenture's restrictive covenants. Holders may not tender their Securities without delivering consents or deliver consents without tendering their Securities. Holders who validly tender their Securities by 5:00 p.m., New York City time, on June 29, 2004, are expected to receive payment promptly thereafter, and Holders who tender Securities after 5:00 p.m. on June 29th and prior to the offer's expiration at 5:00 p.m., New York City time, on July 15, 2004 are expected to receive payment promptly thereafter.

The Tender Offer is subject to the satisfaction of certain conditions, including the Company's receipt of tenders of Securities representing a majority of the principal amount of such Securities



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outstanding, the Company having closed the Merger, and the Company having secured sufficient funds which will allow it to consummate the Tender Offer and Consent Solicitation.

Belden & Blake has engaged Goldman, Sachs & Co. to act as the exclusive dealer manager and solicitation agent for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to Goldman, Sachs & Co., 85 Broad Street, 29th Floor, NY, NY 10004, Attn: Credit Liability Management Group, at (800) 828-3182 (U.S. toll free) or (212) 902-4419 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation, at (212) 430-3774 (collect; for banks and brokers) or (866) 795-2200 (toll free; for all other than banks and brokers).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 16, 2004.

The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.

Belden & Blake Corporation engages in the exploration, development and production of natural gas and oil, and the gathering of natural gas in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York, and Michigan).


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